Exhibit 99.1


[LETTERHEAD OF GREENMAN TECHNOLOGIES]


                                                           News Release
                                                           FOR IMMEDIATE RELEASE
Contacts:  Chuck Coppa, CFO or Bob Davis, CEO
           GreenMan Technologies, 781/224-2411
           www.greenman.biz

   GreenMan Technologies, Inc. Receives Notice Related To Listing Requirements


      LYNNFIELD, Massachusetts - January 11, 2006-- GreenMan Technologies, Inc. (AMEX: GRN), a leading recycler of over 20 million scrap tires per year in the United States, today announced it has received notice from the American Stock Exchange (the "Exchange") indicating GreenMan is not in compliance with the Exchange's requirements for continued listing set forth in Sections 134 and 1101 of the Exchange's Company Guide with respect to GreenMan's failure to file its Annual Report on Form 10-KSB for the year ended September 30, 2005 with the Securities and Exchange Commission. GreenMan previously announced the delayed filing of its Annual Report on January 4, 2006.

      In order to maintain its listing on the Exchange, GreenMan must submit a plan by January 19, 2006 advising the Exchange of action it has taken, or will take, that would bring the company into compliance with Sections 134 and 1101 of the Company Guide by no later than March 20, 2006. If the plan is accepted by the Exchange, GreenMan will remain listed during the plan period. If GreenMan's plan is not accepted or if GreenMan is not in compliance with the continued listing standards by March 20, 2006, the Exchange may initiate delisting proceedings. GreenMan my appeal any determination to initiate delisting proceedings.

      Chuck Coppa, GreenMan's Chief Financial Officer stated, "Our American Stock Exchange listing is very important to us and our efforts to build long term shareholder value. We will submit our compliance plan with the Exchange by the January 19, 2006 deadline and intend to release our financial results as soon as practical thereafter and file our Annual Report on Form 10-KSB within the next 30 days.

"Safe Harbor" Statement: Under the Private Securities Litigation Reform Act With the exception of the historical information contained in this news release, the matters described herein contain `forward-looking' statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits expected from our new Tennessee operation, product acceptance, economic, competitive, governmental, seasonal, management, technological and/or other factors outside the control of the Company, which are detailed from time to time in the Company's SEC reports, including the quarterly report on Form 10-QSB for the fiscal period ended June 30, 2005. The Company disclaims any intent or obligation to update these "forward-looking" statements.